Exhibit 2.1

Minco Gold Corporation

Condensed Interim Financial Statements
For the three months ended March 31, 2017 and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

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  NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of condensed interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed interim financial statements of Minco Gold Corporation have been prepared by, and are the responsibility of, the Company’s management. The accompanying unaudited condensed interim financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting.

Minco Gold Corporation’s independent auditor has not performed a review of these condensed interim financial statements in accordance with standards established by the Canadian Institute of Chartered Professional Accountants for a review of condensed interim financial statements by an entity’s auditor.

Dr. Ken Cai	Larry Tsang, CPA, CA
President and CEO	Chief Financial Officer

Vancouver, Canada
May 12, 2017

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Index

		Page
Condensed Interim Financial Statements		4-8
Condensed Interim Statements of Financial Position		4
Condensed Interim Statements of Income (Loss)		5
Condensed Interim Statements of Comprehensive Income (Loss)		6
Condensed Interim Statements of Changes in Equity		7
Condensed Interim Statements of Cash Flow		8

Notes to Condensed Interim Financial Statements		9-15
1	General information and liquidity risk	9
2	Basis of preparation	9
3	Cash and cash equivalents	9
4	Short-term investment	9
5	Investments at fair value	10
6	Investment in an associate	11
7	Share capital	11
8	Related party transactions	13
9	Fair value measurements	14

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Minco Gold Corporation
Condensed Interim Statements of Financial Position
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	March 31,	December 31,
	2017	2016
Assets	$	$
Current assets
Cash and cash equivalents (note 3)	4,411,856	4,575,119
Short-term investment (note 4)	2,337,825	3,352,062
Investment at fair value, current (note 5)	16,291,714	11,770,000
Receivables	22,034	169,380
Due from related parties (note 8)	366,692	223,672
Prepaid expenses and deposits	44,438	72,035
	23,474,559	20,162,268

Non-current assets
Long-term deposit	51,277	51,277
Property, plant and equipment	6,193	7,066
Investments at fair value, non-current (note 5)	533,212	537,860
	24,065,241	20,758,471
Liabilities
Current liabilities
Accounts payable and accrued liabilities	94,625	211,427

Equity
Equity attributable to owners of the parent
Share capital (note 7(a))	41,976,886	41,976,886
Contributed surplus	9,385,237	9,322,102
Deficits	(27,391,507)	(30,751,944)
	23,970,616	20,547,044

Total liabilities and equity	24,065,241	20,758,471

Approved by the Board of Directors

(signed) Malcolm Clay Director	(signed) Robert Callander Director

The accompanying notes are an integral part of these condensed interim financial statements.
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Minco Gold Corporation
Condensed Interim Statements of Loss
For the three months ended March 31, 2017, and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended March 31,
	2017	2016
	$	$
Unrealized gain from investments at fair value (note 5)	3,682,834	-

Operating expenses
Accounting and audit	16,116	19,572
Amortization	873	1,013
Consulting	17,537	4,537
Directors’ fees	16,000	14,500
Exploration cost	-	90,998
Investor relations	9,039	10,427
Legal and regulatory	24,538	43,416
Office and miscellaneous	56,427	60,045
Investment investigation	46,315	31,450
Salaries and benefits	33,161	34,312
Share-based compensation (note 7(b))	63,135	42,861
Travel and transportation	9,721	3,661
Total operating expenses	292,862	356,792
Operating gain (loss)	3,389,972	(356,792)
Finance income	9,542	16,561
Foreign exchange loss	(39,077)	(341,689)
Share of loss from an associate (note 6)	-	(389,616)
Dilution loss (note 6)	-	(9,185)
Net income (loss) for the period	3,360,437	(1,080,721)
Earnings (loss) per share
Basic	0.07	(0.02)
Diluted	0.06	(0.02)
Weighted average number of common shares outstanding Basic	50,733,381	50,591,381
Diluted	53,736,715	50,591,381

The accompanying notes are an integral part of these condensed interim financial statements.

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Minco Gold Corporation
Condensed Interim Statements of Comprehensive Loss
For the three months ended March 31, 2017, and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	2017	2016
	$	$
Net income (loss) for the period	3,360,437	(1,080,721)
Other comprehensive loss
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation from functional to presentation currency	-	(923,376)

Total comprehensive income (loss) for the period	3,360,437	(2,004,097)

The accompanying notes are an integral part of these condensed interim financial statements.

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Minco Gold Corporation
Condensed Interim Statements of Changes in Equity
For the three months ended March 31, 2017, and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

		Attributable to equity owner of the Company
	Number of shares	Share capital	Contributed surplus	Accumulated other comprehensive income	Deficits	Subtotal
		$	$	$	$	$

Balance - January 1, 2016	50,581,381	41,911,823	9,247,685	2,763,940	(37,969,012)	15,954,436
Net loss for the period	-	-	-	-	(1,080,721)	(1,080,721)
Other comprehensive loss	-	-	-	(864,097)	-	(864,097)
Proceeds on issuance of shares from exercise of options	10,000	4,371	(1,771)	-	-	2,600
Share-based compensation	-	-	42,861	-	-	42,861
Balance - March 31, 2016	50,591,381	41,916,194	9,288,775	1,899,843	(39,049,733)	14,055,079

Balance - January 1, 2017	50,733,381	41,976,886	9,322,102	-	(30,751,944)	20,547,044

Net income for the period	-	-	-	-	3,360,437	3,360,437
Share-based compensation	-	-	63,135	-	-	63,135
Balance - March 31, 2017	50,733,381	41,976,886	9,385,237	-	(27,391,507)	23,970,616

The accompanying notes are an integral part of these condensed interim financial statements.

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Minco Gold Corporation
Condensed Interim Statements of Cash Flow
For the three months ended March 31, 2017, and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended March 31,
	2017	2016
Cash flow provided by (used in)	$	$
Operating activities
Net income(loss) for the period 3,360,437		(1,080,721)
Adjustments for:
Amortization	873	1,013
Share of loss from an associate (note 7)	-	389,616
Dilution loss	-	9,185
Foreign exchange loss	39,077	341,690
Unrealized gain from investments at fair value	(3,682,834)	-
Share-based compensation (note 7 (b))	63,135	42,861
Purchase of short-term investment (note 4)	(20,013)	-
Redemption of short-term investment (note 4)	1,034,250	-
Purchase of investments at fair value (note 5)	(834,232)	-
Changes in items of working capital:
Receivables	147,346	(29,349)
Due from (to) related parties	(143,022)	43,344
Prepaid expenses and deposits	27,597	(39)
Accounts payable and accrued liabilities	(116,800)	(242,217)
Net cash used in operating activities	(124,186)	(524,617)

Investing activities
Redemption of short-term investments	-	150,000
Net cash generated from investing activities	-	150,000

Financing activities
Proceeds from stock option exercises	-	2,600
Net cash generated from financing activities	-	2,600
Effect of exchange rate changes on cash and cash equivalents	(39,077)	(354,330)
Decrease in cash and cash equivalents	(163,263)	(726,347)
Cash and cash equivalents- Beginning of period	4,575,119	5,593,669
Cash and cash equivalents- End of period	4,411,856	4,867,322
Cash paid for income tax	-	-

The accompanying notes are an integral part of these condensed interim financial statements.

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Minco Gold Corporation
Notes to the Condensed Interim Financial Statements
For the three months ended March 31, 2017, and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

1.	General information

Minco Gold Corporation (“Minco Gold” or the “Company”) was incorporated in 1982 under the laws of British Columbia, Canada as Cap Rock Energy Ltd. The Company changed its name to Minco Gold in 2007. The registered office of the Company is 2772 – 1055 West Georgia Street, British Columbia, Canada. The Company’s common shares are currently traded on the TSX Venture exchange (TSX-V) under the symbol MMM and on the OTC Market in the USA (OTCQX) under the symbol MGHCF. The Company’s shares were previously traded on the Toronto Stock Exchange (“TSX”) under the symbol “MMM” and the NYSE MKT under the symbol “MGH” during the year ended December 31, 2016.

2.	Basis of preparation

These condensed interim financial statements have been prepared under the historical cost convention, except for investments carried in FVTPL, and are in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements including IAS 34, Interim Financial Reporting. The condensed interim financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2016, which have been prepared in accordance with IFRS as issued by the IASB.

The accounting policies applied in these condensed interim financial statements are consistent with those applied in the preparation of the financial statements for the year ended December 31, 2016.

These financial statements were approved by the board of directors for issue on May 12 2017.

3. Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand and guaranteed investment certificates with initial maturities of less than three months. As at March 31, 2017, cash and cash equivalents consisted solely of cash on hand of $4,411,856 (December 31, 2016 - $4,575,119)
Including in the cash being held at March 31, 2017 was USD$ 3,241,026 (or $4,320,382) (December 31, 2016 - USD$3,297,492 (or $4,433,972)) The Company did not hold any cash equivalents on March 31, 2017 and December 31, 2016.

4. Short-term investment

As at March 31, 2017, short-term investments consisted of $2,337,825 cashable guaranteed investment certificates that will mature on December 29, 2017 (December 31, 2016 - $3,352,062). The yield on this investment is 0.825%.

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Minco Gold Corporation
Notes to the Condensed Interim Financial Statements
For the three months ended March 31, 2017, and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5. Investments at fair value
The Company has a portfolio of investments in securities of public and private companies. The continuity of the Company’s investments at fair value is as follows:
	December 31, 2016	Addition	Fair value adjustment	March 31, 2017
	$	$	$	$
Current: Investment in common shares:
- Barkeville Gold Mines Ltd. (i)	-	84,233	41,767	126,000
- Minco Silver Corporation (ii)	11,770,000		2,310,000	14,080,000
- Hudson Resources Inc. (iii)	-	600,000	985,714	1,585,714
Investment in share purchase warrants:
- Hudson Resources Inc. (iii)	-	150,000	350,000	500,000
Total current	11,770,000	834,233	3,687,481	16,291,714
Non-current investment in security units:
- EI Olivar Imperial SAC (iv)	537,860	-	(4,648)	533,212

(i) The Company acquired 200,000 common shares of Barkerville Gold Mines Ltd., a Canadian public company, from open market for a consideration of $84,233

(ii) The Company owned 11,000,000 common shares of Minco Silver Corporation (“Minco Silver”), a Canadian public company as at March 31, 2017 (18.18% ownership) and December 31, 2016 (18.26% ownership. The Company applied the equity method to account for this investment until November 11, 2016 when the Company started to account for this investment at fair value through profit or loss (“FVTPL”) (Note 6).

 (iii) The Company acquired 2,142,857 security units of Hudson Resources Inc., a Canadian public company for a consideration of $750,000. Each unit is comprised of one common share and one-half of a purchase warrant. Each full purchase warrant is exercisable into one common share at $0.50 per share until February 1, 2020. The consideration was allocated to common shares ($600,000) and warrants ($150,000) based on their relative fair value at the acquisition date.

(iv) El Olivar Imperial SAC (“El Olivar”) is a privately held Peruvian corporation. The Company owns 400,000 units of the Company as at March 31, 2017 and December 31, 2016. Each Unit consists of one Class A voting share and 1.5 Class A share purchase warrants, with each full warrant entitling the holder to purchase one additional Class A voting share for a period of six months from closing at a price of US$1.00 per share. Minco Gold shall receive an annual cash dividend in U.S. dollars equal to 6% of the invested amount, calculated from the initial date of investment and payable starting on the date that is 18 months from the closing date.

The Class A Shares may be converted at any time into common shares of El Olivar at the option of the holder. After a period of 10 years from the commencement of commercial production, Class A shareholders will have the option to either convert their Class A Shares to common shares or redeem the shares for cash at face value. The conversion rate will initially be 1:1, subject to customary adjustments.

One director of the Company is also a director, an officer, and a controlling shareholder of EI Olivar.

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Minco Gold Corporation
Notes to the Condensed Interim Financial Statements
For the three months ended March 31, 2017, and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5. Investments at fair value (continued)

There was no disposition during three months ended March 31, 2017.

The Company considers the closing price of public company’s common share at each reporting date as their fair values.

The Company apply Black-Scholes option pricing model to value public company’s share purchase warrants held by the Company at the reporting date.

Due to the short time period between the acquisition and the period ended March 31, 2017, the acquisition cost of US400, 000 of EI Olivar Imperial SAC’s security units approximated its fair value except for the changes caused by change in the foreign exchange of the US dollars.

6.	Investment in an associate

The Company is considered of having significantly influence on Minco Silver through common officers and a common director.  The Company accounted for its investment in Minco Silver using the equity method up to November 11, 2016, when the Company met the definition of an investment entity and commenced accounting for this investment at FVTPL (Note 5).

As at November 11, 2016, the date on which the Company met the criteria of an investment entity, the Company reviewed the corporate developments of Minco Silver, including the activities post acquisition of the Changkeng project, and an increase in the market value of Minco Silver’s share price since year ended December 31, 2015. Based on this review, management determined no indicators of impairment or indicators of reversal were present.

As at March 31, 2017 and December 31, 2016, the Company owned 11,000,000 common shares of Minco Silver.

Following is a summary of Minco Silver’s income statement for the the comparative three-month period ended March 31, 2016:

$
Administrative recovery (expenses)	(2,344,786)
Interest income	176,727
Net income (loss) for the period	(2,168,059)
Other comprehensive income for the period	(5,782,198)
Comprehensive income (loss) for the period	(7,950,257)

7.	Share capital

a.	Common shares and contributed surplus

Authorized: 100,000,000 common shares without par value

b.	Stock options

Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan (the “Stock Option Plan”). The Company’s board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options are granted. These options are equity-settled. The maximum number of common shares reserved for issuance under the Stock Option Plan is 10% of the issued and outstanding common shares of the Company.

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Minco Gold Corporation
Notes to the Condensed Interim Financial Statements
For the three months ended March 31, 2017, and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.	Share capital (continued)

b.	Stock options (continued)

During the three months ended March 31, 2017, the Company granted stock options to employees, consultants and directors for the purchase of 2,000,000 common shares at an exercise price of $0.24 per common share. These options vest over an 18 month period from the issue date and will expire on February 6, 2022 if unexercised.

Share-based compensation of $63,135 has been recorded during three months ended March 31, 2017 (2016 - $42,861).

A summary of the options outstanding is as follows:

	Number outstanding	Weighted average exercise price
		$
January 1, 2016	6,589,834		0.72
Exercised	(152,000)		0.26
Forfeited	(72,000)		0.47
Expired	(1,122,500)		2.17
Balance, December 31, 2016	5,243,334		0.43
Granted	2,000,000		0.24
Expired	(1,245,000)		0.67
Balance, March 31, 2017	5,998,334		0.32

The weighted average share price on the date of exercise was $Nil during the three months ended March 31 2017 (2016 - $0.26). As at March 31, 2017, there was $231,231 (December 31, 2016- $6,662) of total unrecognized compensation cost relating to unvested stock options.

Options outstanding					Options exercisable

Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)		Weighted average exercise price	Number exercisable		Weighted average exercise price
		$			$		$
0.18 – 0.24	3,003,334		4.39	0.24		978,334		0.24
0.25 – 0.42	895,000		1.80	0.26		895,000		0.26
0.43 – 0.46	2,100,000		0.74	0.46		2,100,000		0.46
	5,998,334		2.72	0.32		3,973,334		0.36

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Minco Gold Corporation
Notes to the Condensed Interim Financial Statements
For the three months ended March 31, 2017, and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.	Share capital (continued)

The Company uses the Black-Scholes option pricing model to determine the fair value of the options granted with the following assumptions:
Three months ended Mach 31, 2017
Risk-free interest rate	0.78% - 1.07%
Dividend yield	0%
Volatility	85% - 97%
Forfeiture rate	22%
Estimated expected lives	5 years

Option pricing models require the use of subjective estimates and assumptions including the expected stock price volatility. The stock price volatility is calculated based on the Company’s historical volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

8. Related party transactions

Trust agreement with Minco China

When the Company disposed its Chinese subsidiaries on July 31, 2015 to Minco Silver, the Company ceased to have subsidiaries in China. As a result, the Company entered into a trust agreement with Minco China, a subsidiary of Minco Silver, to hold the interest of certain remaining assets (the “Retained Assets”) in China on behalf of the Company.

Shared office expenses

Minco Silver and Minco Gold share offices and certain administrative expenses in Beijing up to July 31, 2015.  Minco Silver, Minco Base Metals Corporation, a company with which the Company’s CEO has significant influence over, and Minco Gold share offices and certain administrative expenses in Vancouver.

Due from related parties

As at March 31, 2017, the Company had the following amounts due from related parties:

-	$348,291 due from Minco Silver (December 31, 2016 – $205,145) which is a combined result of the following:

-Minco China, a subsidiary of Minco Silver, held $679,045 in trust and on behalf of the Company from the partial settlement of the Retained Assets in fiscal 2016.

- A net payable of $330,754 to Minco Silver which was a combined result of the $370,531 expenses Minco Silver paid on behalf of Minco Gold for the Retained Assets in fiscal 2016 net of the administrative and shared expense paid by Minco Gold on behalf of Minco Silver of $39,777 during the three months ended March 31, 2017.

-	18,401 due from MBM (December 31, 2016 - $18,527), in relation to shared office expenses

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8. Related party transactions (continued)

The amounts due to and due from related parties are unsecured, non-interest bearing and payable on demand.

Key management compensation

Key management includes the Company’s directors and senior management. This compensation is included in exploration costs and administrative expenses.

For the three month ended March 31, 2017 and 2016, the following compensation was paid and accrued for compensation to key management:

Three months ended March 31,	2017		2016
	$		$
Cash remuneration		71,162		69,896
Share-based compensation		54,656		37,228
Total		128,818		107,124

The above transactions were conducted in the normal course of business.

9.	Financial instruments and fair value measurements

Financial assets and liabilities have been classified into categories that determine their basis of measurement and, for items measured at fair value, whether changes in fair value are recognized in the statement of income or comprehensive income. Those categories are: loans and receivables, other financial liabilities and financial assets measured at fair value through profit or loss.

The following table summarizes the carrying value of financial assets and liabilities at March 31, 2017 and December 31, 2016:

	March 31, 2017		December 31, 2016
	$		$
Fair value through profit and loss
Investments at fair value, current and non-current (note 7)		16,291,714		12,307,860
Loans and receivables
Cash		4,411,856		4,575,119
Short-term investment		2,337,825		3,352,062
Receivables		22,034		169,380
Due from related parties		366,692		223,672
Other Financial Liabilities
Accounts payables and accrued liabilities		94,625		311,427

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Minco Gold Corporation
Notes to the Condensed Interim Financial Statements
For the three months ended March 31, 2017, and 2016
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Financial instruments and fair value measurements (continued)

Financial assets and liabilities that are recognized on the balance sheet at fair value can be classified in a hierarchy that is based on the significance of the inputs used in making the measurements.  The levels in the hierarchy are:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3 - inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

As at March 31, 2017 and December 31, 2016, financial instruments that are not measured at fair value on the balance sheet are represented by cash, short-term investments, receivables, due from related parties, account payable and accrued liabilities. The fair values of these financial instruments approximate their carrying value due to their short-term nature

As at March 31, 2017 and December 31, 2016, the Company's financial assets measured at fair values through profit or loss are classified as follows:

March 31, 2017	Level 1	Level 2	Level 3
	$	$	$
Investments at fair value, current	15,791,714	500,000(ii)	-
Investments at fair value, non-current	-	-	533,212	(i)

December 31, 2016	Level 1	Level 2	Level 3
	$	$	$
Investments at fair value, current	11,700,000	-	-
Investments at fair value, non-current	-		537,860	(i)

(i) The measurement of the fair value of investment in EI Olivar Imperial SAC was classified as level 3 as the fair value was estimated based on the latest market transaction value of this investment.

(ii) The fair value of certain share purchase warrant has been calculated by using the Black-Scholes option pricing model (Note 5).

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